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                                                                    EXHIBIT 99.1


LABRANCHE & CO ANNOUNCES PROPOSED ACQUISITION OF ROBB PECK MCCOOEY FINANCIAL SERVICES

- Proposed Transaction Would Add 137 NYSE-Listed Companies -

NEW YORK, Oct. 11 /PRNewswire/ -- LaBranche & Co Inc. (NYSE: LAB), parent of one of the leading specialist firms on the New York Stock Exchange, announced today that it has executed a letter of intent to acquire Robb Peck McCooey Financial Services, Inc. Robb Peck McCooey Financial Services owns and operates RPM Specialist Corporation and Robb Peck McCooey Clearing Corporation. The consideration for the proposed acquisition will consist of 9.7 million shares of LaBranche common stock and a number of shares of non-convertible preferred stock of LaBranche to be based on the net book value of Robb Peck McCooey Financial Services at the closing of the transaction.

RPM Specialist Corporation is the sixth largest NYSE specialist firm in terms of listings and seventh largest in trading volume. It acts as the specialist for 137 NYSE-listed companies, of which three are components of the Dow Jones Industrial Average and 24 are in the S&P 500. The listings include industry leaders such as Philip Morris, DuPont, Eastman Kodak, Bristol-Myers Squibb, Wells Fargo, United Parcel Service and Nippon Telephone & Telegraph. In addition, RPM Specialist Corporation has a 25% interest in a joint specialist account with R. Adrian & Co., LLC and Freedom Specialist, Inc., a subsidiary of Tucker Anthony Sutro. The joint trading account is the specialist for 29 listed companies, including four component stocks of the S&P 500.

Commenting on the transaction, Michael LaBranche, Chairman and Chief Executive Officer of LaBranche, stated, "The proposed acquisition of Robb Peck McCooey is consistent with our strategy of leading the consolidation of the specialist industry and increasing our market share. Upon completion of this transaction, LaBranche would be the specialist for 534 companies, including ten Dow and 95 S&P 500 stocks. The combined entity would account for approximately 27% of the dollar volume and number of shares traded on the NYSE. In addition, we intend to build upon Robb Peck McCooey's successful clearing business using new technologies to link customers to our markets. We expect this transaction to be accretive to earnings."

Robert M. Murphy, CEO of RPM Specialist Corporation, Executive Vice President of Robb Peck McCooey Financial Services, Inc. and a member of the NYSE Board of Directors, said "Bringing together two leading NYSE specialist firms with similar corporate cultures and a commitment to excellence will create enhanced value for our customers and the NYSE. We look forward to working with the LaBranche team on a very smooth integration of all our businesses."

LaBranche stated that the proposed transaction is subject to a number of conditions, including satisfactory completion of due diligence, the parties' execution of a definitive acquisition agreement and the procurement of required regulatory approvals. There can be no assurance that the proposed transaction will be completed.




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Founded in 1924, LaBranche is one of the leading specialist firms on the New
York Stock Exchange in terms of capital, number of stocks traded, dollar volume, and share volume. With approximately 73 seats on the NYSE, the Company is the specialist for over 395 issues, 7 of which are in the Dow Jones Industrial Average and 71 of which are in the S&P 500.

Certain statements contained in this release, including without limitation, statements containing the words "believes", "intends", "expects", "anticipates", and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

SOURCE LaBranche & Co Inc.